EXHIBIT 10.1

HOST HOTELS & RESORTS, INC.

6903 ROCKLEDGE DR., SUITE 1500

BETHESDA, MD 20817

Mr. James Risoleo

8202 N Mockingbird Lane

Paradise Valley, AZ 85253

January 21, 2012

Dear Jim,

This letter confirms our recent discussions regarding your continuing role with Host following your recent marriage and relocation to Phoenix, Arizona.

Beginning on January 1, 2012, you assumed leadership of Europe for Host, with the title of Executive Vice President and Managing Director, Europe. You will lead the European business and team from Phoenix and travel to Europe as required. While travel to Bethesda has not been specified, your participation in Board meetings as well as your continued participation in senior management matters is desired, including remaining on the investment committee for capital expenditures and the Company’s internal 401(k) Committee, and, as reasonably requested, serving in an advisory role in other areas of the business.

This letter sets forth our agreement regarding your employment with Host for the period January 1, 2012 through December 31, 2012 while your role transitions. Throughout this period, you will not be eligible for severance pay or benefits under the Host Hotels & Resorts, Inc. Severance Pay Plan for Executives (the “Severance Plan”), except in the context of a change in control. Instead, the modifications discussed below will be in place. You also agree that the change in your job responsibilities, which was undertaken to accommodate your desire to relocate, does not constitute Good Cause (as defined in the Severance Plan) for you to end your employment with Host. In connection with your new role, the Compensation Policy Committee has approved an annual target compensation of $1,500,000, consisting of a base salary of $515,000 and an annual incentive award and long term equity incentives in line with our new compensation program.

We hope that this new position will be satisfying to you and work well for Host. In the event that it does not, however, the following modifications to the Severance Plan will be made:

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If Host no longer requires your services at any time during 2012, you will be notified of this fact and, unless your employment is terminated for Cause (as defined in the Severance Plan), Host will continue to pay you your base salary through December 31, 2012 through our normal payroll process. You will be eligible for the annual incentive bonus and equity incentives for 2012 under the terms of the 2012 compensation program adopted by the Committee. The amount of your annual incentive award will depend upon, and be based on, the Company’s performance on the financial measures adopted by the Committee for 2012 and your personal objectives. For these purposes, we agree that your personal objectives will be assumed to be at the” target” level of performance. In addition, you will be eligible for your long term equity incentive award for 2012 based on “target” level of performance on your personal objectives and the Company’s actual results on the remaining objectives of corporate performance. These incentives, if any, would be paid in the first quarter of 2013. In addition, your stock options would vest at year-end 2012. Participation in our health insurance, executive deferred compensation, 401(k) plans and platinum card benefits would continue through December 31, 2012. If your employment with Host is terminated for Cause before December 31, 2012, you will not be entitled to these or any other payments or benefits.

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If you voluntarily leave Host before December 31, 2012 but after June 30, 2012, your base salary would end as of the date of termination, as would participation in our health insurance, executive deferred compensation, 401(k) plans and perquisites. You would be eligible to receive a prorated annual incentive award and a long term equity incentive award based on our corporate performance at the end of 2012, and assuming a “target” level of performance on your personal objectives. These incentives, if any, would be paid in the first quarter of 2013. In addition, a pro-rated number of stock options would vest at year-end 2012.

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If you voluntarily leave Host before June 30, 2012, you will receive your accrued base salary through the date of termination and your vacation pay in accordance with Host policy. You will not receive an annual incentive award, any long term equity incentive award or any stock options or any other payments or benefits.

Except as otherwise explicitly modified by this agreement, if your employment with Host ends, the treatment of any award of stock, restricted stock or stock options will be governed by the terms of the applicable grant agreement and plan document.

This agreement does not alter the at-will nature of your employment relationship with Host. If you agree to the terms set forth in this letter, please sign it and return it to me. I am looking forward to working with you in your new role.

Sincerely,

/s/ W. Edward Walter
W. Edward Walter President and Chief Executive Officer

Agreed:

/s/ James F. Risoleo January 26, 2012
James F. Risoleo Date